SUBSIDIARIES OF SOURCE INTERLINK COMPANIES, INC.

Company Name	Jurisdiction of Organization
Source Interlink Media, LLC	Delaware
Alliance Entertainment, LLC	Delaware
Source Home Entertainment, Inc.	Delaware
Source Interlink Magazines, LLC	Delaware
Source Interlink Distribution, LLC.	Delaware
Source-Chestnut Display Systems, Inc.	Delaware
Source-Yeager Industries, Inc.	Delaware
Source Fixture Company	Delaware
RDS Logistics, LLC.	Delaware
Source Interlink International, Inc.	Delaware
Source Interlink Retail Services, LLC	Delaware
Motor Trend Auto Shows, Inc.	Delaware
Automotive.com, Inc.	Delaware
The Source-Canada Corp.	Ontario
International Periodical Distributors, Inc.	Nevada
David E. Young, Inc.	New York
Source Interlink Canada, Inc.	British Columbia
Source-SCN Services, LLC.	Delaware
Source Mid-Atlantic News, LLC.	Delaware
AEC Direct, Inc.	Delaware
Directtou, Inc.	Delaware
Enthusiast Media Subscription Company, Inc.	Delaware
The Virtual Flyshop, Inc.	Delaware
Go Lo Entertainment, Inc.	Delaware
Canoe & Kayak, Inc.	Delaware
Source Interlink Manufacturing, LLC	Delaware
The Interlink Companies, Inc.	Delaware